UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 20, 2013

ADAMIS PHARMACEUTICALS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 Del Mar, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As has previously been reported, on August 1, 2013, Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”) entered into an agreement to initially license and, with an additional closing payment fully acquire from 3M Company and 3M Innovative Properties Company (“3M”) certain intellectual property and assets relating to 3M’s Taper Dry Powder Inhaler technology under development for the treatment of asthma and chronic obstructive pulmonary disease.  The intellectual property includes patents, patent applications and other intellectual property relating to the Taper assets.   Pursuant to the terms of the agreement, Adamis made an initial non-refundable payment to 3M of $3 million and obtained an exclusive worldwide license to the assets and intellectual property in all indications in the dry powder inhalation field through December 31, 2013.  The agreement provided that upon a subsequent closing payment by Adamis of an additional $7 million before December 31, 2013, and satisfaction of other customary closing conditions, ownership of the assets and intellectual property would be transferred to Adamis, with Adamis granting back to 3M a license to the intellectual property assets outside of the dry powder inhalation field.

At a closing held on December 27, 2013, the Company made the additional $7 million payment to 3M, and ownership of the assets and intellectual property were transferred to the Company as contemplated by the agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information under Item 8.01 below is incorporated herein by this reference.

Item 8.01	Other Events.

As has previously been reported, on June 26, 2013, the Company completed the closing of a private placement financing transaction with a small number of accredited institutional investors (the “Subscribers”).  Pursuant to a Subscription Agreement (the “Purchase Agreement”) and other transaction documents, we issued Secured Convertible Promissory Notes (the “Notes”) and common stock purchase warrants to the Subscribers.  All principal and any unpaid interest was due on December 26, 2013, if the Notes were not paid earlier as provided in the Notes. The Notes were convertible into shares of common stock at the discretion of the Subscriber. Also as has been previously reported, the Subscribers amended the Notes and Purchase Agreement so that the Notes were not convertible in connection with a registered underwritten public offering resulting in at least $10 million of gross proceeds to the Company (a “Qualified Offering”) completed on or before December 26,2013, if the price to the public of common stock sold in such Qualified Offering was at or below $10.03 per share (giving effect to the Company’s recent 1-for-17 reverse stock split). Under the terms of the Notes, if the Company completed a Qualified Public Offering on or before December 26, 2013 and the Notes were not converted into common stock, the Subscriber was entitled to receive an amount equal to 115% of the outstanding principal amount and interest, if any, of the Note.

As previously reported, the Company completed an underwritten public offering, constituting a Qualified Offering, of 3,720,000 shares of common stock at a public offering price of $5.95 per share, with gross proceeds to the Company of approximately $22,134,000 (before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company), pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission.

As contemplated by the registration statement, the Company used approximately $7.25 million of the proceeds from the offering to pay in full all amounts owed under the Notes. As a result, the Notes are no longer outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1	Exclusive License and Asset Purchase Agreement dated as of August 1, 2013, by and among the Company, 3M Corp. and 3M Innovative Properties Company. (Incorporated by reference to exhibits filed with the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2013.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: December 27, 2013	By:	/s/ Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer